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Exhibit 99

ALLIANT TECHSYSTEMS INC.
DIRECTORS AND EXECUTIVE OFFICERS

November 15, 2000

Name (Age)	Position
Paul David Miller (58)	Director, Chairman of the Board and Chief Executive Officer
Frances D. Cook (55)	Director
Gilbert F. Decker (63)	Director
Thomas L. Gossage (66)	Director
Jonathan G. Guss (41)	Director
David E. Jeremiah (66)	Director
Gaynor N. Kelley (69)	Director
Joseph F. Mazzella (47)	Director
Scott S. Meyers (47)	Director, Executive Vice President and Chief Financial Officer
Robert W. RisCassi (64)	Director
Michael T. Smith (57)	Director
Robert E. Gustafson (52)	Vice President—Compensation, Benefits and Talent Management
Richard N. Jowett (55)	Vice President and Treasurer
William R. Martin (59)	Vice President—Washington, D.C. Operations
Mark L. Mele (43)	Vice President—Investor Relations and Strategic Planning
Paula J. Patineau (46)	Sr. Financial Officer and Vice President—Human Resources
Paul A. Ross (63)	Senior Group Vice President—Aerospace
Robert W. Shadley (58)	Group Vice President—Defense Systems
Nicholas G. Vlahakis (52)	Group Vice President—Conventional Munitions
Daryl L. Zimmer (57)	Vice President, General Counsel and Secretary

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANT TECHSYSTEMS INC.
Date: November 15, 2000	By:	/s/ DARYL L. ZIMMER Name: Daryl L. Zimmer Title: Vice President, General Counsel and Secretary (On behalf of the registrant)
Date: November 15, 2000	By:	/s/ SCOTT S. MEYERS Name: Scott S. Meyers Title: Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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ALLIANT TECHSYSTEMS INC. DIRECTORS AND EXECUTIVE OFFICERS
SIGNATURES